Filed Pursuant to Rule 433

Registration No. 333-169358

Final Term Sheet

4.750% Senior Notes Due 2021

June 6, 2011

Fiserv, Inc.

$400,000,000 4.750% Senior Notes Due June 15, 2021

Issuer:	Fiserv, Inc.

Guarantors:	BillMatrix Corporation CheckFree Services Corporation Fiserv Solutions, Inc. Information Technology, Inc. Interactive Technologies, Inc. ITI of Nebraska, Inc.

Ratings*:	Baa2 (stable) by Moody’s and BBB- (stable) by S&P

Format:	SEC Registered

Size:	$400,000,000

Trade Date:	June 6, 2011

Settlement Date (T+6):	June 14, 2011

Maturity Date:	June 15, 2021

Interest Payment Dates:	June 15 and December 15 of each year, beginning December 15, 2011

Pricing Benchmark:	UST 3.125% May-2021

Benchmark Price / Yield:	101-04 / 2.993%

Spread to Benchmark:	T+180 bps

Yield to Maturity:	4.793%

Coupon:	4.750%

Price to Public:	99.661%

Make-Whole Call:	T+30 bps

Minimum Denominations:	$2,000 and multiples of $1,000 thereafter

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:

U.S. Bancorp Investments, Inc.

Credit Suisse Securities (USA) LLC

Wells Fargo Securities, LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

RBS Securities Inc.

TD Securities (USA) LLC

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

Citigroup Global Markets Inc.

Comerica Securities, Inc.

KeyBanc Capital Market Inc.

CUSIP / ISIN:	337738AL2 / US337738AL26

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Merrill Lynch Pierce Fenner & Smith Incorporated toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC collect at (212) 834-4533.